                                                                     EXHIBIT 4.6

                         CONSOLIDATED AMENDMENT NO. 2 TO
    AMENDED AND RESTATED CREDIT AGREEMENT, AMENDED AND RESTATED REIMBURSEMENT
                          AGREEMENT AND PROMISSORY NOTE

      This Consolidated Amendment No. 2 to Amended and Restated Credit Agreement, Amended and Restated Reimbursement Agreement, and Promissory Note (this "AMENDMENT"), dated as of February 13, 2003, is entered into by and between SIFCO INDUSTRIES, INC. (the "BORROWER") and NATIONAL CITY BANK (the "BANK") for the purposes amending and supplementing the documents and instruments referred to below.

                                   WITNESSETH:

      WHEREAS, Borrower and Bank are parties to an Amended and Restated Credit Agreement made as of April 30, 2002, as amended by Letter Agreement dated August 1, 2002 (as amended, the "CREDIT AGREEMENT" providing for $10,000,000 of revolving credits; all terms used in the Credit Agreement being used herein with the same meaning); and

      WHEREAS, Borrower and Bank are parties to an Amended and Restated Reimbursement Agreement made as of April 30, 2002, as amended by Letter Agreement dated August 1, 2002 (as amended, the "REIMBURSEMENT AGREEMENT" pursuant to which a Letter of Credit was issued in the initial stated amount of $4,225,280; all terms used in the Reimbursement Agreement being used herein with the same meaning); and

      WHEREAS, Borrower and Bank are parties to Promissory Note made as of April 14, 1998 (the "TERM NOTE" providing for a $12,000,000 term loan; all terms used in the Term Note being used herein with the same meaning); and

      WHEREAS, the Credit Agreement, the Reimbursement Agreement and the Term Note were previously amended by Consolidated Amendment No. 1 dated as of November 26, 2002; and

      WHEREAS, Borrower and Bank desire to further amend certain provisions of the Credit Agreement, Reimbursement Agreement and Term Note to, among other things, (a) amend certain financial covenants applicable thereto, (b) modify the interest rate pricing grids and (c) supplement the covenants therein; and

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

SECTION I - AMENDMENTS TO CREDIT AGREEMENT

      A. Section 2A.01 of the Credit Agreement is hereby amended to provide that notwithstanding the $10,000,000 Commitment set forth in the Credit Agreement, upon the execution and delivery of this Consolidated Amendment No 2, the Commitment and availability under the Credit Agreement shall be reduced to Six Million dollars ($6,000,000).

      Section 2A.04(B) of the Credit Agreement is hereby amended to revise the pricing grid as follows:

      Pre-Tax Interest Coverage       Commitment Fee
      -------------------------       --------------
      >10x                            0.25%
      >7.5x to 10x                    0.25%
      >5.0x to 7.5x                   0.25%
      >2.5x to 5.0x                   0.25%
      < or = 2.5X                     0.375% (BOLD REFLECTS CURRENT PRICING)

      C. Subsection 2B.10(A) of the Credit Agreement is hereby amended to provide that Prime Rate Loans shall bear interest, prior to maturity, at a fluctuating rate in accordance with the following grid which pricing shall be adjusted annually on the first day of the quarter subsequent to receipt of the annual audit report.

      Pre-Tax Interest Coverage      Interest Rate
      -------------------------      -------------
      >1.00x                         Prime
      < or = 1.00X                   PRIME + 1/2% (BOLD REFLECTS CURRENT PRICING)

      D. Subsection 2B.11(A) of the Credit Agreement is hereby amended to provide that Fixed Rate Loans shall bear interest, prior to maturity, at a rate in accordance with the following pricing grid which shall govern pricing hereafter.

      Pre-Tax Interest Coverage      LIBOR Margin
      -------------------------      ------------
      >10x                           1.25%
      >7.5x to 10x                   1.50%
      >5.0x to 7.5x                  1.75%
      >2.5x to 5.0x                  2.00%
      >1.0x to 2.5x                  2.25%
      < or = 1.0X                    3.50% (BOLD REFLECTS CURRENT PRICING)

      E. A new Subsection 2B.16 (Borrowing Base) is hereby added to the Credit Agreement to read as follows: (i) Borrower and Bank further agree that advances for Subject Loans shall be subject to a borrowing base pursuant to a borrowing base report, to be in form and substance satisfactory to the Bank, and submitted to the Bank on a monthly basis, along with a receivables and payables report, on or about the 20th day of each month.

            (ii) Advances for Subject Loans shall not initially exceed an amount equal to eighty percent (80%) of eligible accounts receivable (to be determined by Borrower and Bank) until such time as a field audit, real estate appraisals and equipment appraisals of domestic assets can be completed and received by the Bank. The field audit and appraisals shall be at Borrower's cost and shall be completed no later than March 31, 2003, unless a later date is agreed upon between the Borrower and the Bank. After completion of the field audit and appraisals, Bank shall provide a borrowing base based upon the results of the field audit and appraisals.

SECTION II - AMENDMENTS TO REIMBURSEMENT AGREEMENT

      A. Section 2(A) of the Reimbursement Agreement is hereby amended to revise the pricing grid as follows:

      Pre-Tax Interest Coverage      Annual Commitment Fee
      -------------------------      ---------------------
      >1.00x                         1.50%
      < or = 1.00X                   2.75% (BOLD REFLECT CURRENT PRICING)


      B. Subsection 7(B) (PRETAX INTEREST COVERAGE) is hereby amended such that the Subsection is WAIVED through the period ending DECEMBER 31, 2 003.

      C. Subsection 7(C)(EBITDA TO INTEREST EXPENSE) is hereby WAIVED through the period ending DECEMBER 31, 2003.

      D. Subsection 7(D) (TANGIBLE NET WORTH) is hereby amended to provide that, effective with the period ending December 31, 2002, the required minimum Tangible Net Worth shall be $28,000,000 plus 50% of net income for such fiscal year.

      E. Subsection 7(E) (TOTAL LIABILITIES TO TANGIBLE NET WORTH) shall be 1.10 TO 1.00 at December 31, 2002 and thereafter.

      F. Subsection 7(F) (CAPITAL EXPENDITURES) is hereby amended to provide that, for fiscal year 2003, capital expenditures shall not exceed $3,000,000 at March 31, 2003, $3,100,000 at June 30, 2003 and $3,500,000
      at September 30, 2003 and each fiscal year thereafter.

      G. Subsection 7(H) (CURRENT RATIO) is hereby amended to provided that the ratio of current assets to current liabilities shall not be less than 1.75 TO 1.00 at December 31, 2002, 1.60 TO 1.00 at March 31, 2003, 1.75 TO 1.00
      at June 30, 2003, September 30, 2003 and December 31, 2003 and 1.75 TO
      1.00 thereafter.

      H. Borrower and Bank further agree that all covenants shall be tested monthly; and Borrower shall provide to Bank, monthly, within twenty (20) days after the end of each month, financial statements and covenants compliance reports, each in form and substance satisfactory to Bank.

SECTION III - AMENDMENTS TO PROMISSORY NOTE

            A. Sections (B) AND (C) of the Promissory Note are hereby amended to revise the pricing grid as follows:

      Pre-Tax Interest Coverage     Prime Rate       LIBOR Rate
      -------------------------     ----------       ----------
           >10x                         0%           LIBRO + 1.25%
           >7.5x to 10x                 0%           LIBRO + 1.50%
           >5.0x to 7.5x                0%           LIBRO + 1.75%
           >2.5x to 5.0x                0%           LIBRO + 2.00%
           >1.0x to 2.5x                0%           LIBRO + 2.25%
           < or = 1.0X                .50%           LIBRO + 3.50% (BOLD REFLECTS CURRENT PRICING)

SECTION IV - REPRESENTATIONS AND WARRANTIES

   Borrower hereby represents and warrants to Bank, to the best of Borrower's knowledge, that

      (A) none of the representations and warranties made in the Credit Agreement, the Reimbursement Agreement or the Promissory Note (collectively, the "Loan Documents") has ceased to be true and complete in any material respect as of the date hereof; and

      (B) as of the date hereof no "Default" has occurred that is continuing under the Loan Documents.

SECTION V - FEES AND OTHER COSTS

            A. Upon the execution and delivery of this Amendment, Borrower shall pay to the Bank an amendment fee in the amount of $15,949.

SECTION VI - ACKNOWLEDGMENTS CONCERNING OUTSTANDING LOANS

      Borrower acknowledges and agrees that, as of the date hereof, all of Borrower's outstanding loan obligations to Bank are owed without any offset, deduction, defense, claim or counterclaim of any nature whatsoever. Borrower authorizes Bank to share all credit and financial information relating to Borrower with each of Bank's parent company and with any subsidiary or affiliate company of such Bank or of such Bank's parent company.

SECTION VII - REFERENCES

      On and after the effective date of this Amendment, each reference in the Credit Agreement, the Reimbursement Agreement or the Term Note to "this Agreement", "hereunder", "hereof", or words of like import referring to the Credit Agreement, Reimbursement Agreement or Term Note shall mean and refer to the Credit Agreement, Reimbursement Agreement and Term Note as amended hereby. The Loan Documents, as amended by this Amendment, are and shall continue to be in full force and effect and are hereby ratified and confirmed in all respects. To the extent any amendment set forth in any previous amendment is omitted from this Amendment, the same shall be deemed eliminated as between Borrower and the other parties hereto as of the date hereof. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Bank under the Loan Documents or constitute a waiver of any provision of the Loan documents except as specifically set forth herein.

SECTION VIII - COUNTERPARTS AND GOVERNING LAW

      This Amendment may be executed in any number of counterparts, each counterpart to be executed by one or more of the parties but, when taken together, all counterparts shall constitute one agreement. This Amendment, and the respective rights and obligations of the parties hereto, shall be construed in accordance with and governed by Ohio law.

      IN WITNESS WHEREOF, the Borrower and the Bank have caused this Amendment to be executed by their authorized officers as of the date and year first above written.

SIFCO INDUSTRIES, INC.                         NATIONAL CITY BANK

By:  /s/  Frank A. Cappello                           By:  /s/  Terry Wolford
     ----------------------                                --------------------
          Frank A. Cappello                                     Terry Wolford
          Vice President-Finance and                            Vice President
          Chief Financial Officer


February 13, 2003